Filed Pursuant to Rule 433
Registration No. 333-139609
*ABS New Issue* SDART 2010-2 *Full PX Details*
Jt Leads/Books: CS/JPM/WF
C0-Managers: Citi/Sant

Cl	Size	Wal	S&P/DBRS	Win	E/F	L/F	Bench	LVL	YLD	$PX	CPN
A1	271.700	0.20	A-1+/R-1(h)	1-5	01/11	09/11	IntL	+9	0.40544	100	0.40544
A2	376.600	0.90	AAA/AAA	5-19	03/12	08/13	EDSF	+55	0.960	99.99277	0.95
A3	80.668	1.77	AAA/AAA	19-24	08/12	02/14	EDSF	+65	1.253	99.98294	1.24
B	115.607	2.29	AA/AA	24-32	04/13	12/14	ISwps	+ 150	2.257	99.98563	2.24
C	157.354	3.14	A/A	32-40	12/13	07/17	ISwps	+ 290	3.922	99.99913	3.89
* Pricing Speed: 1.50 ABS to 10% Clean Up Call
* Sec Registered
* Erisa Elig
* Exp Settlement: 08/25/10
* Exp Pricing: Around 12:00 est today
* CS B&D

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information abou the issuer and this offering. You may get these documents for free by visitin EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED.